UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2009

Valpey-Fisher Corporation
(Exact Name of Registrant as Specified in Charter)

Maryland	1-4184	06-0737363
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification Number)
75 South Street, Hopkinton, MA	01748
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 435-6831

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) and (d)

 On September 16, 2009, the Board of Directors of Valpey-Fisher Corporation (the “Company”) voted to appoint Michael J. Ferrantino, Jr. as President, Chief Executive Officer and a Director of the Company, effective November 1, 2009.   Mr. Ferrantino, Jr., age 38, was named Executive Vice President and Chief Operating Officer of the Company on September 30, 2008.  From January 1, 2004 to September 30, 2008, he was Vice President, Control Components Group of the Company.  From January 13, 2003 to January 1, 2004, he was Vice President of Sales and Marketing of the Company. Effective November 1, 2009, Mr. Ferrantino, Jr.’s annual base salary will be $175,000.  On September 16, 2009, Mr. Ferrantino, Jr. was granted an Incentive Stock Option for 25,000 shares of stock at an exercise price of $1.425 per share.  The option vests in three equal annual installments beginning on September 16, 2010. The term of the option is five years and is granted under the Company’s Stock Option Plans.

On September 10, 2009, the Company reported that Michael J. Ferrantino, Sr. would retire and resign as Chief Executive Officer and a Director of the Company on October 31, 2009.   Mr. Ferrantino, Jr. is the son of Michael J. Ferrantino, Sr.

On September 22, 2009, the Company issued a press release announcing the above changes.  The press release is filed as Exhibit 99.1 and is incorporated herein by reference.

On September 16, 2009, Gary Ambrosino and Steven Schaefer, directors of the Company, were each granted Stock Options for 10,000 shares of stock at an exercise price of $1.425 per share.  The options vest in three equal annual installments beginning on September 16, 2010. The term of the options are five years and are granted under the Company’s 2003 Stock Option Plan.  Mr. Ambosino and Mr. Schaefer were elected directors of the Company on July 23, 2009.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated September 22, 2009. Filed herewith.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Valpey-Fisher Corporation

Date:	September 22, 2009	By:	/s/ Michael J. Kroll

Michael J. Kroll
Vice President, Treasurer and
Chief Financial Officer